Results of a Special Meeting of Shareholders

On December 11, 2006, a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund's Director's (the "Board Members"). The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals:
(1) elect Board Members

Election of Board Members?                        Broker
Item Voted On           Votes For   Votes Against  Abstentions	Non-Votes

Nominees:
Paul R. Ades	     198,044,907.619  3,826,021.682   0.000 	0.000
Andrew L. Breech     198,150,052.267  3,720,877.034   0.000 	0.000
Dwight B. Crane	     198,038,410.122  3,832,519.179   0.000 	0.000
Robert M. Frayn, Jr. 198,011,990.552  3,858,938.749   0.000 	0.000
Frank G. Hubbard     198,067,246.697  3,803,682.604   0.000 	0.000
Howard J. Johnson    198,029,734.835  3,841,194.466   0.000 	0.000
David E. Maryatt     198,033,142.196  3,837,787.105   0.000 	0.000
Jerome H. Miller     198,058,965.252  3,811,964.049   0.000 	0.000
Ken Miller	     198,125,019.889  3,745,909.412   0.000 	0.000
John J. Murphy	     197,960,517.593  3,910,411.708   0.000 	0.000
Thomas F. Schlafly   198,049,348.082  3,821,581.219   0.000 	0.000
Jerry A. Viscione    198,112,858.443  3,758,070.858   0.000 	0.000
R. Jay Gerken, CFA   197,866,002.710  4,004,926.591   0.000 	0.000

Board Members are elected by the shareholders of all of the series of the Company of which the Fund is a series.